Exhibit 8.2

Smith, Anderson, Blount,

Dorsett, Mitchell & Jernigan, L.L.P.

lawyers

OFFICES Wells Fargo Capitol Center 150 Fayetteville Street, Suite 2300 Raleigh, Buyer Carolina 27601	August 31, 2017	Mailing Address P.O. Box 2611 Raleigh, Buyer Carolina 27602-2611 TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Four Oaks Fincorp, Inc.

6114 U.S. 301 South

Four Oaks, North Carolina 27524

Ladies and Gentlemen:

We have acted as counsel to Four Oaks Fincorp, Inc., a North Carolina corporation (“Seller”), in connection with the proposed merger (the “Merger”) of Seller with and into United Community Banks, Inc., a Georgia corporation (“Buyer”), pursuant to the Agreement and Plan of Merger by and between Seller and Buyer dated as of June 26, 2017 (the “Merger Agreement”). At your request, and in connection with the filing by Buyer of a Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”), including the proxy statement/prospectus contained therein, with the Securities and Exchange Commission (the “Commission”), we are rendering our opinions concerning certain United States federal income tax consequences of the Merger.

In rendering our opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Merger Agreement, letters delivered to us by Seller and Buyer containing certain representations of Seller and Buyer relevant to our opinions (the “Representation Letters”), and such other corporate records, agreements, documents, and other instruments as we have deemed necessary or appropriate to enable us to render the opinions set forth below.

In rendering our opinions, we have relied upon the following assumptions with your permission:

(1)         We have assumed that the statements concerning the Merger and the parties thereto set forth in the Merger Agreement are true, correct and complete, and that the Registration Statement is true, correct and complete (other than the information provided in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences and Opinion of Tax Counsel,” as to which no assumption is made hereunder).

(2)         We have assumed that Seller and Buyer have complied with and, if applicable, will continue to comply with, the covenants and agreements contained in the Merger Agreement.

(3)         We have assumed (a) that the statements and representations of fact (which statements and representations of fact we have neither investigated nor verified) contained in the Merger Agreement, the Registration Statement and the Representation Letters are true, correct, and complete, and will continue to be true, correct, and complete through and as of the time the Merger becomes effective under the laws of the State of North Carolina and the laws of the State of Georgia (the “Effective Time”) and thereafter (where relevant), (b) that all such statements and representations of fact made “to the knowledge” of any person or party or with similar qualifications are true, correct and complete, and will continue to be true, correct and complete through and as of the Effective Time and thereafter (where relevant), in each case as if made without such qualifications, and (c) any statements and representations of fact made in the Merger Agreement, the Registration Statement or the Representation Letters regarding the “belief” of any person are true, correct and complete, and will continue to be true, correct and complete through and as of the Effective Time and thereafter (where relevant), in each case as if made without such qualification.

Four Oaks Fincorp, Inc.

August 31, 2017

(4)         We have assumed that the Merger Agreement, the Registration Statement and the Representation Letters reflect all material facts relating to the Merger, Seller and Buyer.

(5)         We have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement and as described in the Registration Statement (including satisfaction of all covenants and conditions to the respective obligations of Seller and Buyer without amendment or waiver thereof), and that the Merger Agreement and all other documents and instruments referred to therein or in the Registration Statement are valid and binding in accordance with their terms.

(6)         We have assumed that dissenters’ rights under the North Carolina Business Corporation Act will be exercised and perfected with respect to no more than ten percent (10%) of the total shares of common stock of Seller outstanding immediately before the Merger.

(7)         As to all matters with respect to which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement.

(8)         We have assumed that, other than the Merger Agreement, there are no understandings or agreements between or among Seller, Buyer or their respective affiliates that bear directly or indirectly on the Merger.

(9)         We have assumed that Seller and Buyer will report the Merger on their Federal income tax returns in a manner consistent with the opinions set forth herein, and will comply with all reporting obligations with respect to the Merger required by the Internal Revenue Code of 1986, as amended (the “Code” or the “Internal Revenue Code”), and the Treasury Regulations thereunder.

(10)       We have assumed, without independent verification or investigation, that we have been provided with true, correct and complete copies of the Merger Agreement, the Registration Statement and the Representation Letters, and that none of such documents has been amended or modified.

(11)       We have assumed that all documents submitted to us as originals are authentic; that all documents submitted to us as certified, conformed, electronic or photostatic copies conform to the originals thereof, and the originals of any such copies are authentic; that all signatures on such documents are genuine, and the natural persons so signing possess the legal capacity to do so; that all documents submitted to us in draft or unexecuted form will be timely and validly executed without alteration in any respect; and that there has been due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.

In rendering our opinions, we have not undertaken any independent investigation or verification of any fact or matter set forth in any document or materials or any assumption upon which we have relied (including, without limitation, any statement or representation contained in the Representation Letters), and we expressly disclaim any intent, undertaking or obligation to make any such investigation or verification.

Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth in the section of the Registration Statement entitled “Material U.S. Federal Income Tax Consequences and Opinion of Tax Counsel,” (i) it is our opinion that the Merger will qualify as a “reorganization” within the meaning of section 368(a) of the Code, and (ii) we adopt as our opinion, insofar as they may be construed as conclusions of U.S. federal tax law, the statements made in the section of the Registration Statement entitled “Material U.S. Federal Income Tax Consequences and Opinion of Tax Counsel.”

Four Oaks Fincorp, Inc.

August 31, 2017

Except as set forth above, we express no opinion relating to the tax consequences, whether Federal, state, local or foreign, to any person or entity of the Merger or of any transactions related to the Merger or contemplated by the Merger Agreement. Our opinion is limited to the specific conclusions set forth above, and no other opinions are expressed or implied. Without limiting the generality of the preceding two sentences, we express no opinion as to (i) whether any income or gain will be recognized by Buyer or Seller as a result of any actual or deemed satisfaction or extinguishment of any debt between (a) Seller and any of its subsidiaries on the one hand and (b) Buyer and any of its subsidiaries on the other hand as a result of the Merger, (ii) the appropriate method to determine fair market value of any stock or other consideration received in any sale or exchange, or (iii) the laws of any jurisdiction other than the federal laws of the United States of America.

Our opinions set forth herein represent our best legal judgment as of the date hereof. Our opinions set forth herein are based on current provisions of the Internal Revenue Code and Treasury Regulations promulgated thereunder, each as amended from time to time and existing on the date hereof, as well as pertinent judicial authorities, published rulings and other administrative pronouncements of the Internal Revenue Service, and such other authorities as we have considered relevant as of the date hereof. It should be noted that statutes, regulations, judicial decisions, and administrative pronouncements are subject to change at any time, in certain circumstances with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger or any inaccuracy in the factual statements, representations, or warranties upon which we have relied, including those contained in the Merger Agreement or the Representation Letters, may affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform Seller of any such change or inaccuracy that may occur or come to our attention. Any material defect in any assumption or representation on which we have relied would adversely affect our opinions.

An opinion of counsel is not binding upon the Internal Revenue Service or the courts. There can be no assurance that the Internal Revenue Service will agree with the opinions set forth herein, or that if challenged by the Internal Revenue Service, such opinions will be sustained by the court. No ruling has been or will be sought from the Internal Revenue Service as to the federal tax consequences of the Merger.

We hereby consent to the filing of this letter with the Commission as an exhibit to the Registration Statement. We also consent to the references to Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. under the heading “Material U.S. Federal Income Tax Consequences and Opinion of Tax Counsel” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.